AGREEMENT TO PAY OPERATING EXPENSES

This Agreement to Pay Operating Expenses, effective as of January 1, 2003 and amended as of May 1, 2003, is made between Mutual of America Capital Management Corporation, a Delaware corporation (the Adviser), and Mutual of America Investment Corporation., a Maryland corporation (the Investment Company).

WHEREAS, the Adviser serves as investment adviser for the portfolios (the Funds) of the Investment Company; and

WHEREAS, the Adviser has been voluntarily reimbursing or otherwise limiting the operating expenses of the Funds;

WHEREAS, the Investment Company desires that the Adviser's payment of expenses be formalized in this Agreement, and the Adviser is willing to do so on the terms and conditions set forth herein; and

WHEREAS, the Investment Company has modified the names of its Allocation Funds.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Investment Company and the Adviser, intending to be legally bound, mutually covenant and agree as follows:

Section 1. Payment of Expenses. The Adviser agrees to reimburse or otherwise limit the expenses of the Funds, other than for advisory fees, extraordinary expenses and portfolio transaction costs, so that such expenses on an annual basis will be equal to 0%.

As a result of such reimbursements by the Adviser of operating expenses, the Funds will have maximum total annual expenses as a percentage of average net assets equal to their advisory fees at the following annual rates of net assets, excluding extraordinary expenses and portfolio transaction costs and advisory fees paid indirectly by the Asset Allocation Funds:

Equity Index Fund--.125%                  Mid-Term Bond Fund--.50%
All America Fund--.50%                    Short-Term Bond Fund--.50%
Mid-Cap Equity Index Fund--.125%          Money Market Fund--.20%
Aggressive Equity Fund--.85%              Aggressive Allocation Growth Fund--0%
Composite Fund--.50%                      Moderate Allocation Fund--0%
Bond Fund--.50%                           Conservative Allocation Fund--0%

Section 2. Determination of Expense Accruals. The daily expense accrual to be assessed against the net assets of each of the Funds will continue to be set at 0%. If at any time the Investment Company determines that a daily expense accrual for extraordinary expenses should be assessed against the net assets of one or more of the Funds, it will establish the appropriate rate of daily expense accrual and will inform the Adviser of such rate.

Section 3. Payment of Expenses by the Adviser. The Adviser, on behalf of the Funds and the Investment Company, will pay all bills and expenses of the Funds and the Investment Company as they become due and payable, other than for advisory fees, extraordinary expenses and portfolio transaction costs.

Section 4. Payment of Accrued Amounts for Extraordinary Expenses to the Adviser. At the end of each calendar month, the Investment Company will pay, or cause to be paid, to the Adviser any amounts then held by the Investment Company's custodian as a result of daily accruals of extraordinary expenses against the net assets of the Funds during that calendar month.

Section 5. Term of Agreement. This Agreement will continue in effect until December 31, 2003, and will continue in effect from year to year thereafter unless cancelled by (i) the Investment Company upon not less than 30 days' written notice to the Adviser, or (ii) the Adviser upon written notice to the Investment Company delivered within the two week period between December 16 and December 30, in which case this Agreement will terminate as of January 1 of the then upcoming year.

IN WITNESS WHEREOF, authorized officers of the Adviser and the Investment Company have signed this Agreement on the date noted below to be effective as of the date first written above.

MUTUAL OF AMERICA CAPITAL                 MUTUAL OF AMERICA
MANAGEMENT CORPORATION                    INVESTMENT CORPORATION


By:                                       By:
      -------------------------                 -------------------------
Name:  Amir Lear                          Name:  Manfred Altstadt
Title: Executive Vice President           Title: Senior Executive Vice President
                                                  and CFO

Date:                                     Date:
      -------------------------                 -------------------------

Attest:                                   Attest:


-------------------------------           -------------------------------
Deborah S. Becker                         Deborah S. Becker
Senior Vice President, Associate          Senior Vice President and Secretary
General Counsel and Secretary

Date:                                     Date:
      -------------------------                 -------------------------


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